Exhibit 21.1 - List of Subsidiaries


Name                       Jurisdictions                      Percentage Owned
Deli Solar (BVI)           British Virgin Islands             100%
Deli Solar (PRC)           PRC                                100% (by Deli Solar (BVI))
Beijing Ailiyang Solar     PRC                                100% (by Deli Solar (PRC))
Energy Technology Co., Ltd.